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                                                                   EXHIBIT 12.1


                           ESSEX PROPERTY TRUST, INC.
       Schedule of computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends
                          (in thousands, except ratios)


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
                                              Six months ended    Year ended        Year ended      Year ended
                                                   June 30,       December 31,      December 31,     December 31,
                                                     1998             1997             1996              1995
                                              ----------------    ------------      ------------    -------------
Earnings:
 Income before minority interests                   $19,660          $34,146          $14,970          $14,244
  Interest expense                                    9,014           12,659           11,442           10,928
  Amortization of deferred financing costs              341              509              639            1,355
                                                    -------          -------          -------          -------
  Total earnings                                    $29,015          $47,314          $27,051          $26,527
                                                    -------          -------          -------          -------


Fixed charges:
  Interest expense                                  $ 9,014          $12,659          $11,442          $10,928
  Convertible preferred stock dividends                 875            2,681              635               --
  Perpetual preferred unit distributions              2,214               --               --               --
  Amortization of deferred financing costs              341              509              639            1,355
  Capitalized interest                                1,775            1,276              115               92
                                                    -------          -------          -------          -------
  Total fixed charges and preferred
    stock dividends                                 $14,219          $17,125          $12,831          $12,375

Ratio of earnings to fixed charges
  (excluding preferred stock dividends)                2.61X            3.20X            2.22X            2.14X
                                                    =======          =======          =======          =======

Ratio of earnings to combined fixed
  charges and preferred dividends                      2.04X            2.76X            2.11X            2.14X
                                                    =======          =======          =======          =======
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